EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 2, 2025 (the “Effective Date”), by and among KORE Wireless Canada Inc. (the “Company”), KORE Group Holdings, Inc. (“KORE”) and Anthony Bellomo (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 10.
WHEREAS, effective as of the Effective Date, the parties desire to enter into this Agreement to supersede any prior agreements, term sheets, understandings, discussions or negotiations, whether written or oral, among the parties hereto relating to the subject matter hereof, and to set out the terms of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company will employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date (the “Start Date”). Employment shall be indefinite, subject to termination as provided in Section 5 (the “Employment Period”).
2.Position and Duties. During the Employment Period, the Executive will serve as the Chief Financial Officer of the Company and render such services to the Company and its Affiliates as may be reasonably assigned to the Executive from time to time, by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”). The Executive will devote substantially all of the Executive’s business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Company and its Affiliates; provided that the Executive will be permitted to (i) serve, with the prior written consent of the Board, as a member of the board of directors or advisory board (or their equivalents, in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engage in charitable activities and community affairs and (iii) manage the Executive’s personal investments and affairs, except that the Executive will limit the time devoted to the activities described in clauses (i), (ii) and (iii) so as not to materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder. The Executive will report directly to the CEO. The Executive will perform the Executive’s duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
3.Salary and Benefits.
(a)Salary (all dollar amounts are in Canadian dollars). During the Employment Period, the Company will pay the Executive salary at a rate equal to CAD$357,000 per annum (as in effect from time to time, the “Salary”) as compensation for services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and subject to any applicable withholding requirements (both statutory and pursuant to any benefit plans in which the Executive participates). The Salary will be reviewed annually solely for upward adjustment and may be modified as determined by the Board, in its discretion.
(b)Benefits. During the Employment Period, the Company will provide the Executive with benefits under such plans as the Board may establish or maintain from time to time for senior executives of the Company, if any. The Executive will be entitled to four (4) weeks of vacation time each calendar year (pro-rated for part years of service), with vacation pay calculated in accordance with the minimum requirements of Applicable Legislation. Each year, the Executive must use at least the minimum vacation time, and receive the minimum vacation pay, required by Applicable Legislation, and the Company reserves the right to require that the Executive take vacation as directed by the Company to ensure statutory compliance. To the extent that the Executive does not use all of the vacation time available in any calendar year, unused vacation days may be carried over to the next year to the extent provided in the Company’s policies and subject to any rollover limit or use requirements set forth therein.
(c)Reimbursement of Expenses. During the Employment Period, the Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of performing the Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
4.Annual Bonus Opportunity. During the Employment Period, the Executive shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”), based on a target bonus opportunity of 75% of the Executive’s Salary (the “Target Bonus”), upon the achievement of 100% of the pre-established performance objectives, which are initially expected to consist of revenue and EBITDA objectives (with a sliding scale for performance above and below target performance) reasonably determined by the Board (or a committee thereof). Any Annual Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company and after the delivery of the audit, which payment is expected to occur no later than April 30th of each calendar year. Notwithstanding the foregoing, the Executive shall be entitled to an Annual Bonus of CAD$267,750 in respect of fiscal year 2025 payable as contemplated in this Section 4.
5.Termination.
(a)If the Company terminates the Employment Period Without Cause or if the Executive resigns with Good Reason, the Company shall provide to the Executive:
(i)all minimum mandatory entitlements imposed by Applicable Legislation at the relevant time, including but not limited to any minimum notice of termination, pay in lieu of notice, severance pay, continued benefit participation or other minimum entitlements, if any (“Mandatory Entitlements”);

(ii)if not already provided under clause (a)(i) above, any Annual Bonus which has been earned but remains unpaid with respect to the Company fiscal year ending on or preceding the date of termination (the “Termination Date”), payable in accordance with Section 4 (the “Accrued Bonus”);
(iii)payment of the Executive’s Salary in effect immediately preceding the Termination Date (or, if greater, the Executive’s Salary in effect immediately preceding a material reduction in the Executive’s then current Salary, for which the Executive has terminated the Executive’s employment for Good Reason) for the period equal to twelve (12) months after the Termination Date (the “Severance Period”), but less any monetary payments payable to the Executive as part of the Mandatory Entitlements. The amounts payable under this paragraph shall be paid in equal installments, payable in accordance with the established payroll practices of the Company (but no less frequently than monthly), beginning on the first payroll date following the end of the period covered by the Mandatory Entitlements. For clarity, the total monetary amount payable to the Executive under this paragraph, inclusive of the Mandatory Entitlements, shall be equal to twelve (12) months of Base Salary, with all aforementioned amounts payable over a period of twelve (12) months. The Executive hereby consents to payment of the monetary Mandatory Entitlements over time as set out herein;
(iv)if not already provided as part of the Mandatory Entitlements under clause (a)(i) above, payment of an amount equal to the Executive’s actual earned full-year Annual Bonus for the Company fiscal year in which the termination of Executive’s employment occurs, prorated based on the number of days during such year up to the Termination Date, payable at the time the Executive’s Annual Bonus for such year otherwise would have been paid had the Executive continued employment (the “Prorated Bonus”);
(v)vesting of the outstanding and unvested equity or equity-based awards that would have vested solely based on continued employment (i.e., time-vesting, not performance-vesting, awards), and in all respects the Executive’s entitlement to equity or equity-based awards shall be determined by the terms of the applicable plan(s) under which they are granted, for which purposes the Executive’s employment shall be deemed to terminate at the end of the minimum period of notice of termination mandated by Applicable Legislation, if any, and no later;
(vi)if not already provided as part of the Mandatory Entitlements under clause (a)(i) above, continuation after the Termination Date of any health care (medical, dental and vision) plan coverage provided to the Executive and the Executive’s spouse and dependents as of the Termination Date for the Severance Period, on the same basis and at the same cost to the Executive as available to similarly-situated active employees during such Severance Period, provided that such continued participation is possible under the general terms and provisions of such plans and programs and provided, further, that such continued coverage by the Company shall terminate in the event the Executive becomes eligible for any such coverage under another employer’s plans. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan or program pursuant to which the coverage is provided), the Company shall pay the Executive cash in an amount equal to the Company’s portion of the premiums it would have paid for such coverages over the Severance Period, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly); and
(vii)if not already provided as part of the Mandatory Entitlements under clause (a)(i) above, payment or provision, as applicable, of any Accrued Rights. For purposes of this Agreement, “Accrued Rights” shall mean the sum of (A) the Executive’s Salary through the Executive’s termination of employment which remains unpaid as of the Termination Date, (B) any reimbursements for expenses incurred but not yet paid as of the Termination Date, (C) any benefits or other amounts, including both cash and stock components, which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive as of the Termination Date, including payment for any accrued vacation pay, and (D) any other entitlements accrued and owing as of the Termination Date required by Applicable Legislation. The Accrued Rights will be paid, as applicable, to the Executive in a lump sum within thirty (30) days following the Termination Date.
(b)If the Employment Period terminates by reason of the Executive’s death, the Executive’s estate will be entitled to receive payment or provision, as applicable, of any Accrued Rights, the Accrued Bonus and the Prorated Bonus, as well as any other payments or benefits to which the Executive’s estate is entitled by law.
(c)If the Employment Period terminates by reason of (i) the Company’s termination for Cause or (ii) the Executive’s resignation without Good Reason, then the Executive will only be entitled to receive the Accrued Rights, and such other minimum entitlements, if any, imposed by Applicable Legislation.
(d)Upon the Termination Date, the Executive will be deemed to have resigned from each position (if any) that the Executive then holds as an officer or director of the Company or any of its Affiliates, and the Executive will take any action that the Company or any of its Affiliates may reasonably request in order to confirm or evidence such resignation.
(e)The Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.
6.Restrictive Covenants.
(a)Confidential Information. The Executive acknowledges that the information, observations and data that have been or may be obtained by the Executive during the Executive’s employment or other relationship with, or through the Executive’s involvement as a direct and indirect owner of, the Company, any Affiliate thereof or any direct or indirect successor to or predecessor of any of them or any of their businesses (collectively with the Company, the “Related Companies”), prior to or after the execution and delivery of this Agreement, of or concerning the Related Companies or their businesses or affairs (collectively, “Confidential Information”), are and will be the property of the Related Companies; provided, that the term “Confidential Information” shall not include any information (including techniques, know-how or strategies) that the Executive can demonstrate (i) is or becomes publicly available otherwise than through a breach of this Agreement, (ii) is or becomes known or available to the Executive on a non-confidential basis and not in contravention of applicable law from a source that is entitled to disclose such information to the Executive, (iii) is required to be disclosed pursuant to any applicable law or court order or governmental or regulatory body or (iv) is appropriate or necessary to be disclosed in connection with any dispute related to the Executive’s employment. Therefore, the Executive agrees that the Executive will not, during the Employment Period or thereafter, disclose to any unauthorized Person or use for the account of the Executive or any other Person (other than the Company and its Affiliates and their officers, directors and employees, in the course of performing the Executive’s duties as an employee of the Company) any Confidential Information without the prior written consent of the Company (by the action of the Board), unless and to the extent that such disclosure is required by law. The Executive will deliver or cause to be delivered to the Company at, or within two (2) weeks after, the final day of the Executive’s employment with the Company, or at any other time the Company or its Affiliates may request, all memoranda, notes, plans, records, reports, electronic data in any form, and software and other documents and materials (and copies thereof) containing or relating to Confidential Information or the business of any Related Company that the Executive may then possess or have under the Executive’s control; provided, that Executive may retain copies of the Executive’s compensation records and documents, information reasonably needed for tax purposes or otherwise provided to him in accordance with Applicable Legislation, and any other personal property, such as rolodexes or other personal contacts.
(b)Noncompete and Nonsolicitation. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company and its Affiliates that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Related Companies; (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Related Companies; (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Related Companies have substantial relationships with their customers, and the Executive has had and will continue to have access to these customers; (v) the Executive has received and will receive specialized training from the Related Companies; and (vi) the Executive has generated and will continue to generate goodwill for the Related Companies in the course of the Executive’s employment. Accordingly, the Executive hereby agrees as follows:
(i)For so long as the Executive is employed by any Related Company and for a period of twenty-four (24) months thereafter (the term of such employment and such period thereafter, the “Non-Compete Period”), the Executive will not, directly or through an Affiliate or otherwise, own any interest in, manage, control, provide consulting services for or operate any Person for whom the Restricted Business represents 10% or more of such Person’s annual revenues (other than on behalf of the Company or its Affiliates); provided, however, that the Executive shall not be prohibited from managing, controlling, providing consulting services for or operating any portion, division, department, section or business of any Person for whom the Restricted Business represents less than 10% of such Person’s annual revenues, so long as the Executive is not engaging in any of the foregoing activities with respect to the Restricted Business. Nothing in the foregoing is intended to prevent the Executive from (A) owning (I) up to 5% of the outstanding stock of any corporation that is engaged in a Restricted Business and publicly traded on a national securities exchange or in the over the counter market or (ii) up to 5% of a private entity through passive investments made through hedge funds, private equity funds and similar vehicles, in each case, so long as the Executive has no active participation in connection with the business of any such entity, or (B) continuing to own, manage, control, provide consultant services for or operate any Person that is engaged in a business described in clause (iii) of the definition of Restricted Business if such ownership or other activity arose prior to the date on which the Related Companies took active steps to engage in such business.
(ii)For the Non-Compete Period, the Executive will not directly or indirectly (A) induce or attempt to induce any employee, officer, director or consultant to leave the employ or service of any Related Company, (B) solicit for employment by any Person for whom the Restricted Business represents 10% or more of such Person’s annual revenues any individual who was an employee, officer, or director of any Related Company at any time during the six (6) month period prior to the Termination Date; provided, however, that the foregoing shall not apply to individuals (I) solicited as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of general solicitations not specifically targeted at employees of any Related Company or (II) whose employment with or services provided to the Related Company terminated for a period of at least six (6) months prior to the commencement of employment discussions with such other entity, or (C) induce or attempt to induce any customer, supplier, vendor, service provider, licensee, licensor, lessor, franchisee or other business relation of any Related Company to cease doing business with any Related Company, or in any way materially and adversely interfere with the relationship between any such customer, supplier, vendor, service provider, employee, licensee, licensor, lessor, franchisee or other business relation and any Related Company (including making any negative statements or communications about the Company or any Related Company); provided, that the restrictions in this clause (C) shall not prohibit the ordinary course solicitation of any of the foregoing for purposes of a business that is not a Restricted Business, so long as such solicitation is not designed or intended to interfere with the Restricted Business. For the avoidance of doubt, the foregoing shall not prohibit the Executive from providing an employment reference for any Person.
(c)Reasonableness of Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6. The Executive agrees that these restraints are necessary for the reasonable and proper protection of any Related Company and the Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Related Companies, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Related Companies (other than the Company) is an express, third-party beneficiary of, and will have the right to enforce, all of the Executive’s obligations to that Related Company under this Agreement, including pursuant to this Section 6. The obligations contained in Section 6 hereof shall survive the termination or expiration of the Employment Period and the Executive’s employment with the Company and shall be fully enforceable thereafter.
7.Assignment. The Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, mask works and intellectual property (whether or not including any Confidential Information), all other proprietary information and all similar or related materials, documents, work product or information (whether or not patentable) which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Related Companies or its Affiliates, whether before or after the date of this Agreement (collectively, the “Work Product”), will be the sole, exclusive and absolute property of the Company or such Affiliate, and the Executive hereby irrevocably assigns, transfers and conveys (to the extent permitted by applicable law) all rights, including intellectual property rights, therein on a worldwide basis to any Related Company or such other entity as any Related Company may designate, to the extent ownership of any such rights does not vest originally in any Related Company and waives any moral rights therein to the fullest extent permitted under applicable law. The Executive will promptly disclose any such Work Product to any Related Company (except where it is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such disclosure) and will, at the request of any Related Company and without additional compensation, perform all actions reasonably requested by any Related Company to establish and confirm such ownership, including executing any patent, trademark or copyright papers covering such Work Product, as well as any papers which may be considered necessary or helpful by any Related Company in the prosecution of applications for patents thereon or which may relate to any litigation or controversy in connection therewith, with any Related Company bearing all expenses of performing such actions (including expenses incident to the filing of such application, the prosecution thereof and the conduct of any such litigation).
8.Enforcement. The Company and the Executive agree that if, at the time of enforcement of Sections 6 or 7, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the otherwise-applicable period, scope or area. The Executive agrees that money damages would be an inadequate remedy for any breach of Sections 6 or 7. Therefore, in the event of a breach of Sections 6 or 7, any Related Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Sections 6 and 7.
9.Representations and Warranties. The Executive represents and warrants to any Related Company that: (a) the Executive is not a party to or bound by any employment,

noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person that would materially affect the Executive’s performance under this Agreement; and (b) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against the Executive in accordance with its terms. The Company represents that this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. All representations and warranties contained herein will survive the execution and delivery of this Agreement.
10.Certain Definitions. When used in this Agreement, the following terms will have the following meanings:
“Accrued Bonus” is defined in Section 5(b)(i).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person. With respect to the Company, for purposes hereunder, the Company’s Affiliates will be deemed to include the Company, KORE, any of the Company’s parent corporate entities, and any of the Company’s directly or indirectly controlled subsidiaries.
“Agreement” is defined in the preamble.
“Annual Bonus” is defined in Section 4.
“Applicable Legislation” is the legislation applicable to the Executive’s employment at the applicable time. The Applicable Legislation at the start of the Executive’s employment is the legislation of the Province of Ontario, and the legislation of Canada applicable therein, including but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety & Insurance Act, 1997, the Occupational Health & Safety Act, and the Income Tax Act. However, the parties acknowledge and agree that the provincial and federal governments may amend, repeal or replace such legislation from time to time, or the Executive’s jurisdiction of employment with the Company may change to another Province. As such, the parties agree that the Applicable Legislation shall be whatever legislation applies to the Executive’s employment in the applicable jurisdiction, and the relevant time.
“Board” is defined in Section 2.
“Business Day” means a day that is not a Saturday, a Sunday or a statutory holiday in the jurisdiction in which the Executive is employed at the relevant time.
“Cause” means any circumstance in which the Executive is excluded from entitlement to notice of termination (and, if otherwise applicable, statutory severance pay) pursuant to Applicable Legislation.
“Company” is defined in the preamble.
“Confidential Information” is defined in Section 6(a).

“Effective Date” is defined in the recitals.
“Employment Period” is defined in Section 1.
“Executive” is defined in the preamble.
“Good Reason” shall exist if circumstances are such that the Executive would be deemed to have been constructively dismissed under Applicable Legislation.
“Initial Term” is defined in Section 1.
“Non-Compete Period” is defined in Section 6(b)(i).
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).
“Prorated Bonus” is defined in Section 5(b)(iii).
“Related Companies” is defined in Section 6(a).
“Restricted Business” means (i) the business of providing machine-to-machine cellular connectivity services anywhere in Canada.
“Salary” is defined in Section 3(a).
“Severance Period” is defined in Section 5(b)(ii).
“Start Date” is defined in Section 1.
“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, or other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which are owned directly or indirectly by such first Person).
“Target Bonus” is defined in Section 4.
“Term” is defined in Section 1.
“Termination Date” means the date on which the Employment Period ends pursuant to Section 5(b)(i).
“Without Cause” means termination by the Company in circumstances that do not fall within the definition of Cause above.
“Work Product” is defined in Section 7.

11.Miscellaneous.
(a)Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given on the date of personal delivery to the recipient or an officer of the recipient, or when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:
if to the Executive, to:
The address on file in the books and records of the Company
if to the Company:
KORE Group Holdings, Inc.
1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
Attention: President & CEO
Email: rtotton@korewireless.com
with a copy to (which shall not constitute notice):
KORE Group Holdings, Inc.
1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
Attention: EVP & Chief Legal Officer
Email: jkennedy@korewireless.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
(b)Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing among any Related Company, ABRY and the Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.
(c)No Mitigation and No Set-Off. The payments required to be paid to the Executive by the Company pursuant to Section 5 shall not be reduced or mitigated by amounts which the Executive is capable of earning or does earn during any period following the Termination Date.
(d)Assignment; Successors and Assigns. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company, and without such consent, any attempted transfer or assignment of such type will be null and of no effect. Any assignment of this Agreement by a Person will not release such Person of such Person’s obligations under this Agreement. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
(e)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
(f)Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts (including by facsimile or scanned copy), any one of which need not contain the signatures of more than one (1) party, but all such counterparts taken together will constitute one and the same Agreement.
(g)Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.
(h)SERVICE OF PROCESS. WITH RESPECT TO ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 12(a).
(i)No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(j)Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties or their predecessors, written or oral, that may have related to the subject matter of this Agreement in any way; provided that the covenants contained in Sections 6 and 7 shall be in addition to, and not in replacement of, any similar restrictions to which the Executive may be subject.
(k)Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.
(l)Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such taxes, premiums and other amounts as may be required to be withheld pursuant to any applicable legislation. The Executive agrees and acknowledges that neither the Company nor any of its Affiliates makes any representations with respect to the application of any tax law to any amounts described hereunder, and the Executive agrees to accept any such tax consequences.
(m)Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company’s organizational documents, the Executive shall be covered to the same extent as other officers of the Company under any directors and officers liability insurance policy maintained in effect by the Company. This Section survives any termination of the Executive’s employment.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
                    KORE WIRELESS CANADA INC.

                        By: ________________________________
                    Name: ______________________________
                    Title: _______________________________

                    KORE GROUP HOLDINGS, INC.

                        By: ________________________________
                    Name: ______________________________
                    Title: _______________________________

                    THE EXECUTIVE

                    ____________________________________
                        Anthony Bellomo